UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):    August 23, 2004

Universal Access Global Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-28559

(Commission File Number)

36-4408076

(IRS Employer Identification Number)

233 South Wacker Drive, Suite 600, Chicago, Illinois 60606

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (312) 660-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.                      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listings

On August 23, 2004, Universal Access Global Holdings Inc. (the “Company”) received a Nasdaq Notice of Additional Deficiency indicating that the Company fails to comply with the $1.00 per share minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4) and that its securities are, therefore, subject to delisting from the Nasdaq SmallCap Market.

The Company previously announced on August 10, 2004, that on August 4, 2004 it had received a Nasdaq Notice of Additional Concerns in response to the Company and its U.S. subsidiaries filing voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code.   The notice stated that the Company failed to satisfy the requirements as set forth in Marketplace Rule 4450(f).  Rule 4450(f) provides Nasdaq with the authority to suspend or terminate the securities of an issuer that has filed for bankruptcy.  On July 1, 2004 the Company reported that it received a Nasdaq Staff Determination on June 28, 2004 indicating that the Company failed to satisfy the stockholder’s equity, earnings or market value of publicly held shares requirements for continued listing set forth in Marketplace Rule 4310(c)(2)(B), and that its securities were, therefore, subject to delisting from the Nasdaq SmallCap Market.  In response to the June 28, 2004 determination, the Company requested an oral hearing before a Nasdaq Listing Qualifications Panel to review the Staff’s determination.  A hearing was held on July 29, 2004 and the Company is awaiting the Staff’s decision.  In addition to the Company’s information provided in connection with its request for a the hearing, the Panel will also consider the Company’s Chapter 11 filing and its failure to comply with the $1.00 per share minimum bid price requirement in rendering its final decision.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 23, 2004

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.

	By:	/s/ Randall R. Lay
Randall R. Lay
Chief Executive Officer